Exhibit 99.1

WESTERN GAS PARTNERS TO ACQUIRE

MIDSTREAM ASSETS FROM ANADARKO

HOUSTON, December 15, 2011 – Western Gas Partners, LP (NYSE:WES) today announced that it has agreed to acquire the Red Desert Complex and related assets, primarily located in the greater Green River Basin of southwestern Wyoming, from Anadarko Petroleum Corporation (NYSE:APC) for total consideration of $483 million.

“We continue to execute our strategy of growing the WES portfolio in liquids-rich areas,” said Western Gas Partners’ President and Chief Executive Officer Don Sinclair. “These assets are a great complement to our existing footprint in the greater Green River Basin, which continues to see solid resource development. As a result of our capital markets activity in 2011, we are able to consummate this material transaction while still maintaining conservative leverage ratios.”

Under the terms of the acquisition agreement, Western Gas will purchase Anadarko’s 100-percent ownership interest in Mountain Gas Resources LLC (“MGR”), which owns the Red Desert Complex (“Red Desert”), a 22% interest in Rendezvous Gas Services, L.L.C. (“Rendezvous”), and related facilities. Red Desert, which represents over 90% of MGR’s cash flow, includes the Patrick Draw processing plant with a capacity of 125 MMcf/d, the Red Desert processing plant with a capacity of 48 MMcf/d, 1,295 miles of gathering lines, and related facilities. Rendezvous owns a 338-mile mainline gathering system serving the Jonah and Pinedale Anticline fields in southwestern Wyoming that delivers gas to WES’s Granger Complex and other locations. Red Desert and Rendezvous are together expected to generate over 98% of MGR’s operating cash flows. The transaction will be immediately accretive to the Partnership, with the acquisition price representing an approximate 7x multiple of the assets’ forecasted earnings before interest, taxes, depreciation and amortization for the next 12 months.

To manage the commodity-price risk associated with these assets, the Partnership and Anadarko will enter into five-year, fixed-price commodity swap agreements. Consistent with the swap arrangements put in place with previous transactions, the agreements will cover all non-fee-based system volumes.

Western Gas expects the acquisition to be financed through approximately (i) $160 million of cash on hand, (ii) a $300 million draw on the Partnership’s revolving credit facility, and (iii) the issuance of 632,783 common units to Anadarko and 12,914 general partner units to Western Gas Holdings, LLC, the Partnership’s general partner, at an implied price of approximately $37.38 per unit.

Western Gas expects the transaction to close in January 2012, with an effective date of January 1, 2012. Terms of the transaction were approved by the Board of Directors of the Partnership’s general partner and by the Board’s special committee, which is comprised entirely of independent directors. The special committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. to act as its financial advisor and Bracewell & Giuliani LLP to act as its legal advisor.

Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.

This news release contains forward-looking statements. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to consummate the transactions contemplated by this press release; the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Partnership’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.

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WESTERN GAS PARTNERS, LP CONTACT

Benjamin M. Fink, CFA

SVP, Chief Financial Officer and Treasurer

Benjamin.fink@westerngas.com

832.636.6010